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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9 )*


                               INSTRON CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   457776-10-2
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                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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  CUSIP No.  457776 10 2              13G              Page  2  of  5 Pages


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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HAROLD HINDMAN
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                  (b) [ ]
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
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                         5.  SOLE VOTING POWER

                             532,519
      NUMBER OF          -------------------------------------------------------
       SHARES            6.  SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
       EACH              -------------------------------------------------------
     REPORTING           7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:                 532,519
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     532,519
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]

     EXCLUDES 60,863 SHARES HELD BY EVELYN C. HINDMAN, MR. HINDMAN'S WIFE, AS TO WHICH SHARES MR. HINDMAN DISCLAIMS BENEFICIAL OWNERSHIP.
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.9% (BASED UPON INSTRON'S REPORT OF 6,748,746 SHARES ISSUED AND OUTSTANDING AS OF THE DATE DECEMBER 31, 1997.)
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                            STATEMENT ON SCHEDULE 13G

Item 1(a).  NAME OF ISSUER:

            Instron Corporation

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            100 Royall Street
            Canton, Massachusetts 02021

Item 2(a).  NAMES OF PERSON FILING:

            Harold Hindman

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF  NONE, RESIDENCE:

            100 Royall Street
            Canton, Massachusetts 02021

Item 2(c).  CITIZENSHIP:

            United States

Item 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $1 Par Value

Item 2(e).  CUSIP NUMBER:

            457776-10-2

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable



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                                                       Page 4 of 5 Pages


Item 4.  OWNERSHIP:

         (a)  Amount Beneficially Owned:  532,519

         (b)  Percent of Class: 7.9 %

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 532,519

              (ii)  shared power to vote or to direct the vote:  0

              (iii) sole power to dispose or to direct the disposition
                    of: 532,519

              (iv)  shared power to dispose or to direct the disposition of:  0

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable


Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

Item 10. CERTIFICATION:

         Not Applicable



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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 1998

                                                /s/Harold Hindman
                                                ______________________________
                                                Harold Hindman